Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2019 Second Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--November 1, 2018--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second fiscal quarter ended September 30, 2018.

Three-month results

Gross loans outstanding in the US increased to $1.13 billion as of September 30, 2018, a 10.0% increase from the $1.02 billion of gross loans outstanding as of September 30, 2017. Our unique borrowers in the US increased by 43,907, or 5.5% during the second quarter of fiscal 2019. This is compared to an increase of 36,700, or 4.9% during the second quarter of fiscal 2018.

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods. Income from continuing operations for the second quarter increased to $14.1 million, a 16.8% increase from the $12.0 million reported for the same quarter of the prior year. Income from continuing operations per diluted share increased 11.8% to $1.51 in the second quarter of fiscal 2019 compared to $1.35 in the prior year quarter. Net income for the second quarter increased to $14.5 million, a 48.4% increase from the $9.8 million reported for the same quarter of the prior year. Net income per diluted share increased 42.0% to $1.56 in the second quarter of fiscal 2019 compared to $1.10 in the prior year quarter.

Total revenues in the US for the second quarter increased to $127.1 million, a 6.9% increase from the $118.9 million reported for the same quarter of the prior year. The revenues from the 1,146 offices open throughout both quarterly periods increased by 6.3%. Interest and fee income increased 6.7%, from $106.3 million in the second quarter of fiscal 2018 to $113.5 million in the second quarter of fiscal 2019, primarily due to an increase in average earning loans. Insurance and other income increased by 8.0% to $13.6 million in the second quarter of fiscal 2019 compared to $12.6 million in the second quarter of fiscal 2018. The increase was related to a $750,000 increase in insurance revenue and a $260,000 increase in other income compared to the second quarter of fiscal 2018.

Accounts in the US that were 61 days or more past due increased to 5.8% on a recency basis at September 30, 2018, compared to 5.7% at September 30, 2017. Accounts in the US that were 61 days or more past due on a contractual basis increased to 7.5% on a recency basis at September 30, 2018, compared to 7.4% at September 30, 2017. Our allowance for loan losses compared to net loans was 9.6% at September 30, 2018, compared to 9.4% at September 30, 2017.

Net charge-offs in the US as a percentage of average net loans on an annualized basis increased from 13.4% to 14.4% when comparing the second quarter of fiscal 2019 to the second quarter of fiscal 2018. The provision for loan losses for the quarter increased by $7.5 million when comparing the second quarter of fiscal 2019 to the second quarter of fiscal 2018. Net charge-offs increased $4.1 million when comparing the second quarter of fiscal 2019 to the second quarter of fiscal 2018. The portion of the provision for loan losses related to a change in loans outstanding increased by $930,000 in the second quarter of fiscal 2019, as compared to the second quarter of fiscal 2018 due to faster growth in outstanding loans in the US during the quarter. There was a $520,000 increase in the US provision due to an increase during the quarter in US accounts 90 days past due when comparing the second quarter of fiscal 2019 to the second quarter of fiscal 2018. Management also increased the allowance $1.95 million as a result of higher front end delinquencies at September 30, 2018.

General and administrative (“G&A”) expenses amounted to $64.9 million in the second quarter of fiscal 2019 compared to $62.8 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 52.8% during the second quarter of fiscal 2018 to 51.1% during the second quarter of fiscal 2019. G&A expenses per average open office increased by 1.9% when comparing the two fiscal quarters, primarily due to an increase in personnel and occupancy expense. Personnel expense increased $1.5 million, or 3.9%, during the second quarter of fiscal 2019 as compared to the second quarter of fiscal 2018. The increase in personnel expense was driven by higher health insurance claims during the quarter. Occupancy and equipment expense increased $650,000, or 6.7%, relative to the same quarter last year.

Interest expense for the quarter ended September 30, 2018, decreased by 630,000, or 13.2%, from the corresponding quarter of the previous year. The decrease in interest expense is due to a 24.3% decrease in the average debt outstanding, from $313.8 million to $237.4 million for the quarters ended September 30, 2017 and 2018, respectively. The Company’s debt to equity ratio decreased from 0.7:1 at September 30, 2017, to 0.4:1 at September 30, 2018.

Other key return ratios for the second quarter of fiscal 2019 included a 6.6% return on average assets and a return on average equity of 10.5% (both on a trailing 12-month basis).

Six-month results

In accordance with accounting principles generally accepted in the US, we recognized a $31.3 million cumulative translation loss in the first quarter of fiscal 2019, as a result of classifying our Mexico operating segment as held for sale. This cumulative translation loss is due to the devaluation of the Mexican Peso versus the US Dollar since the date of our investment. The cumulative translation loss increased our investment in Mexico from $51.6 million to $82.9 million in the impairment analysis, which resulted in an impairment to reflect an estimated fair value of $43.9 million. Due to this impairment, net income for the six-months ended September 30, 2018, decreased $29.8 million to a $7.0 million loss compared to the $22.9 million in net income reported for the same period of the prior year. This resulted in a net loss of $0.75 per diluted share compared to net income of $2.58 per share in the prior year period.

Total revenues in the US for the first six-months of fiscal 2019 increased 6.1% to $249.9 million compared with $235.6 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans increased from 13.8% during the first six-months of fiscal 2018 to 14.7% for the first six-months of fiscal 2019.

Other matters

As previously disclosed, we have retained outside legal counsel and forensic accountants to conduct an investigation of our operations in Mexico, focusing on the legality under the U.S. Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. We promptly retained outside legal counsel and forensic accountants upon receipt of an anonymous letter regarding compliance matters, and we voluntarily contacted the U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”) in June 2017 to advise both agencies that an investigation was underway. We are committed to compliance with applicable laws and regulations and intend to cooperate fully with both the SEC and the DOJ.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,189 branches in fifteen states as of September 30, 2018.

Second quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/27992. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including the effect of changes in tax law, such as the effect of the TCJA that was enacted on December 22, 2017; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the U.S. Securities and Exchange Commission (“SEC”), U.S. Department of Justice (“DOJ”), U.S. Consumer Financial Protection Bureau (“CFPB”), and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; developments in, and the outcome of, our ongoing investigation into certain transactions and payments in Mexico, including any legal proceedings or government enforcement actions which could arise out of the matters under review, and any remedial actions we may take in connection therewith; any determinations, findings, claims or actions made or taken by regulators or other third parties in connection with or resulting from our ongoing investigation or the SEC's formal order of investigation; the recent sale of our Mexico subsidiaries, including claims or litigation resulting therefrom; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to expansion; risks inherent in making loans, including repayment risks and value of collateral; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2018 filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

	WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF OPERATIONS
	(unaudited and in thousands, except per share amounts)

		Three months ended September 30,		Six months ended September 30,
		2018	2017	2018	2017
	Revenues:
	Interest and fee income	$113,490	$106,318	$221,935	$209,685
	Insurance income, net and other income	13,626	12,611	27,971	25,882
	Total revenues	127,116	118,929	249,906	235,567

	Expenses:
	Provision for loan losses	40,359	32,824	70,949	60,534
	General and administrative expenses:
	Personnel	39,695	38,199	81,264	79,243
	Occupancy and equipment	10,366	9,715	20,418	19,242
	Advertising	5,117	5,041	9,967	9,679
	Amortization of intangible assets	275	275	539	461
	Other	9,483	9,537	20,525	20,351
	Total general and administrative expenses	64,936	62,767	132,713	128,976

	Interest expense	4,158	4,792	8,384	9,037
	Total expenses	109,453	100,383	212,046	198,547

	Income from continuing operations before income taxes	17,663	18,546	37,860	37,020
	Income taxes	3,604	6,510	8,163	13,776
	Income from continuing operations	14,059	12,036	29,697	23,244

	Discontinued operations (1)
	Income (loss) from discontinued operations before impairment loss and income taxes	629	(2,216)	2,971	215
	Impairment loss	—	—	39,007	—
	Income taxes	150	21	627	592
	Income (loss) from discontinued operations	479	(2,237)	(36,663)	(377)

	Net income (loss)	$14,538	$9,799	$(6,966)	$22,867

	Net income per common share from continuing operations, diluted	$1.51	$1.35	$3.20	$2.62
	Net income (loss) income per common share from discontinued operations, diluted	$0.05	$(0.25)	$(3.95)	$(0.04)
	Net income (loss) income per common share, diluted	$1.56	$1.10	$(0.75)	$2.58
	Weighted average diluted shares outstanding	9,293	8,895	9,273	8,861

(1)

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods.

	WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES
	CONSOLIDATED BALANCE SHEETS
	(unaudited and in thousands)

		September 30, 2018	March 31, 2018	September 30, 2017
	ASSETS
	Cash and cash equivalents	$5,596	$12,474	$13,338
	Gross loans receivable	1,126,793	1,004,232	1,023,925
	Less:
	Unearned interest, insurance and fees	(297,699)	(258,991)	(268,842)
	Allowance for loan losses	(79,310)	(66,088)	(71,173)
	Loans receivable, net	749,784	679,153	683,910
	Property and equipment, net	23,816	22,786	21,102
	Deferred income taxes, net	22,892	20,175	37,700
	Other assets, net	20,970	13,246	16,136
	Goodwill	7,034	7,034	7,034
	Intangible assets, net	8,857	6,644	6,981
	Assets of discontinued operations (1)	—	79,475	70,868
	Total assets	$838,949	$840,987	$857,069

	LIABILITIES & SHAREHOLDERS' EQUITY
	Liabilities:
	Senior notes payable	230,190	244,900	320,750
	Income taxes payable	13,565	14,097	11,490
	Accounts payable and accrued expenses	30,203	33,504	28,506
	Liabilities of discontinued operations (1)	—	7,378	6,171
	Total liabilities	273,958	299,879	366,917

	Shareholders' equity	564,991	541,108	490,152
	Total liabilities and shareholders' equity	$838,949	$840,987	$857,069

(1)

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statement of operations and balance sheets for the applicable periods.

	WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES
	SELECTED CONSOLIDATED STATISTICS (1)
	(unaudited and in thousands, except percentages and branches)

		Three months ended September 30,		Six months ended September 30,
		2018	2017	2018	2017

	Gross loans receivable	$1,126,792	$1,023,925	$1,126,793	$1,023,925
	Average gross loans receivable	1,098,797	1,007,457	1,063,543	981,879
	Net loans receivable	829,094	755,083	829,094	755,083
	Average net loans receivable	807,450	743,227	784,103	726,623

	Expenses as a percentage of total revenue:
	Provision for loan losses	31.7%	27.6%	28.4%	25.7%
	General and administrative	51.1%	52.8%	53.1%	54.8%
	Interest expense	3.3%	4.0%	3.4%	3.8%
	Operating income as a % of total revenue	17.2%	19.6%	18.5%	19.6%

	Loan volume	647,271	602,935	1,319,512	1,222,862

	Net charge-offs as percent of average net loans receivable	14.4%	13.4%	14.7%	13.8%

	Return on average assets (trailing 12 months)	6.6%	8.1%	6.6%	8.1%

	Return on average equity (trailing 12 months)	10.5%	14.5%	10.5%	14.5%

	Branches opened or acquired (merged or closed), net	8	—	12	—

	Branches open (at end of period)	1,189	1,169	1,189	1,169

(1)

As previously disclosed, we sold our Mexico operations effective July 1, 2018. As a result of the sale, we have classified the Mexico business as discontinued operations on the statements of operations and balance sheets for the applicable periods.

CONTACT:
World Acceptance Corporation
John L. Calmes, Jr., 864-298-9800
Chief Financial and Strategy Officer